Exhibit H

CONFIDENTIAL

PROXY AGREEMENT

This Proxy Agreement (this “Agreement”) is made as of September 29, 2023 by and among JAB Beauty B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (the “Representative”), HFS Holdings S.a r.l., a private limited liability company incorporated under the laws of Luxembourg (“HFS”) and Peter Harf (together with HFS, the “Harf Parties”).

WHEREAS, as of the date hereof, the Harf Parties are the record and beneficial owner of 12,350,509 shares of Class A Common Stock, par value $0.01 per share (the “Class A Shares”), of Coty Inc. (the “Company”) and 146,057 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Shares” and together with the Class A Shares, the “Shares”) of the Company in the aggregate, and may become the record and beneficial owner of additional Shares (collectively with any such additional Shares, the “Subject Shares”); and

WHEREAS, each of the Harf Parties desires to grant to the Representative the proxy granted pursuant hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Proxy. Each of the Harf Parties hereby constitutes and appoints the Representative, from the date hereof until the Termination Date (as defined below), as its true and lawful proxy, with full power of substitution, for and in its name, place and stead to vote the Subject Shares, and any and all other equity interests in the Company held by such Harf Party, whether directly or indirectly, beneficially or of record, now owned or hereafter acquired, with respect to any and all matters subject to a vote of the Company stockholders (the “Voting Matters”). The foregoing proxy shall include the right to sign on behalf of such Harf Party (as stockholder of the Company) any agreement, consent, certificate or other document relating to any and all Voting Matters that the Representative deems necessary or appropriate, in its sole and absolute discretion, to cause the Subject Shares to be voted in accordance with the preceding sentence. Each of the Harf Parties hereby revokes all other proxies and powers of attorney with respect to the Subject Shares that it may have appointed or granted. Each of the Harf Parties hereby agrees not to give a subsequent proxy or power of attorney (and if given, will not be effective) or enter into any other voting agreement with respect to the Shares. The Representative shall be entitled to exercise any and all voting and other consensual rights pertaining to the Subject Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement.

2.            Acknowledgements of the Harf Parties and the Representative. The parties hereto acknowledge that the proxies and powers granted herein to the Representative shall be exercised by any officer of the Representative, each of whom shall have the right during the term of this Agreement to vote the Subject Shares with respect to any and all Voting Matters. The Representative acknowledges that the proxies and powers granted to it herein shall not include the right to sell the Subject Shares.

3.            Termination. This Agreement may be terminated by any party with thirty (30) days’ written notice to the other parties, unless earlier terminated by mutual agreement of the parties (the “Termination Date”).

4.            Miscellaneous.

(a)            Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware as they apply to contracts entered into and wholly to be performed within such state by residents thereof.

(b)            Jury Waiver. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)            Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

(d)            Entire Agreement. This Agreement contains the complete and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, in connection with the subject matter hereof.

(e)            Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

(f)             Further Action. The parties hereto agree to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

(g)            Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(h)            Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by each of the parties to this Agreement.

(i)             Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Proxy Agreement as of the date first above written.

REPRESENTATIVE:

JAB BEAUTY B.V.

By:	/s/ Frank Engelen
Name: Frank Engelen
Title: Managing Director

By:	/s/ Sebastiaan Wolvers
Name: Sebastiaan Wolvers
Title: Managing Director

[Signature Page to Proxy Agreement]

HFS:

HFS HOLDINGS S.A R.L.

By:	/s/ Joachim Creus
Name: Joachim Creus
Title: Class A manager

By:	/s/ Jonathan Norman
Name: Jonathan Norman
Title: Class B manager

[Signature Page to Proxy Agreement]

PETER HARF:

By:	/s/ Peter Harf
Name: Peter Harf

[Signature Page to Proxy Agreement]